PG&E CORPORATION	Corporate Communications One Market, Spear Tower Suite 2400 San Francisco, CA 94105 1-800-743-6397	NEWS	Exhibit 99.1
FOR IMMEDIATE RELEASE		August 3, 2005

CONTACT: PG&E Corporation
PG&E CORPORATION REPORTS SECOND QUARTER FINANCIAL PERFORMANCE
  Net income for PG&E Corporation was $0.70 per share, compared with $0.88 per share in the same quarter of 2004. (All "per share" amounts in this release are common shares on a diluted basis.)
  Earnings from operations for PG&E Corporation were $0.69 per share, compared with $0.70 per share in the same quarter of 2004.

  Guidance for 2005 earnings from operations is raised by $0.05 per share to a range of $2.20-$2.30 per share. Guidance for 2006 earnings from operations is also raised by $0.05 per share to a range of $2.35-$2.45 per share.

              (San Francisco) -- PG&E Corporation's (NYSE: PCG) consolidated net income reported in accordance with generally accepted accounting principles (GAAP) was $267 million, or $0.70 per share, in the second quarter of 2005. In the same period last year, consolidated net income was $372 million, or $0.88 per share. The difference in quarterly results is primarily attributable to the effects of a delayed final decision in Pacific Gas and Electric Company's General Rate Case (GRC) for 2003. Because the 2003 GRC decision was not issued until May 2004, the company's second quarter results last year included several quarters worth of revenues primarily for its electric and gas distribution business.
               "Second quarter results put PG&E in a solid position at the mid-year mark," said Peter A. Darbee, PG&E Corporation President and CEO. "PG&E's sound financial health and stable business climate continue to provide an excellent platform for the company to deliver value to customers and shareholders alike. We look forward to solid results for the year and taking further steps to invest in our infrastructure and people with the goal of strengthening service and ensuring a reliable energy future for California."

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EARNINGS FROM OPERATIONS
               On a non-GAAP basis, PG&E Corporation's earnings from operations were $262 million, or $0.69 per share in the second quarter of 2005, compared with $298 million, or $0.70 per share in the same period last year.
              Earnings from operations excludes certain non-operating income and expenses reported in GAAP net income (see "Items Impacting Comparability" on the accompanying financial tables, which reconcile earnings from operations with consolidated net income in accordance with GAAP). For the second quarter, these items totaled $0.01 per share.
              As disclosed in the Corporation's Form 10-Q, accounting for stock options as an expense in the quarter would have reduced earnings by $0.01 per share.

QUARTER-OVER-QUARTER COMPARISON

              Earnings from operations for the second quarter of 2005 were $0.01 per share below levels for the same period in 2004 reflecting the net impact of a number of factors.
              Specifically, second quarter results for 2005 are $0.16 per share lower by comparison due to the impact of the 2003 GRC decision on second quarter results last year, which included the cumulative year-to-date revenue increases authorized in the decision. Second quarter 2005 results are also lower by $0.07 per share compared with second quarter 2004 due to the earnings impact associated with the elimination of the regulatory asset established under the settlement resolving Pacific Gas and Electric Company's Chapter 11 case. The regulatory asset was refinanced in February 2005 in order to deliver as much as $1 billion in savings to customers.
              Offsetting the absence of these items in the second quarter of 2005 were $0.08 per share reflecting the positive effects of share repurchases over the last year; $0.04 per share reflecting lower expenses at the Diablo Canyon power plant, which underwent a refueling outage in the second quarter of last year; $0.03 per share of earnings related to settlements between the utility and certain wholesale customers resolving outstanding disputes over electric transmission contracts; $0.02 per share of additional equity earnings on rate base, resulting from the increase of the utility's equity ratio from 49 percent to 52 percent; $0.02 per share reflecting lower interest expense at the holding company; and $0.03 of other items.

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EARNINGS GUIDANCE

              PG&E Corporation is raising its previously issued 2005 guidance for earnings from operations by $0.05 per share. Guidance for 2005 is increased to a range of $2.20-$2.30 per share, reflecting the positive impacts of the electric transmission-related items referenced above in combination with solid year-to-date financial performance. PG&E Corporation is also raising its previously issued guidance for 2006 earnings from operations to a range of $2.35-$2.45 per share.
              PG&E Corporation bases guidance on "earnings from operations" in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations. Earnings from operations are not a substitute or alternative for consolidated net income presented in accordance with GAAP.

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Supplemental Financial Information:

    In addition to the financial information accompanying this release, an expanded package of supplemental financial material for the quarter will be furnished to the Securities and Exchange Commission and also will be available shortly on PG&E Corporation's website (www.pgecorp.com).

Conference Call with the Financial Community to Discuss Second Quarter Results:

    Today's call at 2:00 p.m. Eastern time is open to the public on a listen-only basis via webcast. Please visit www.pgecorp.com for more information and instructions for accessing the webcast. The call will be archived on the website. Also, a toll-free replay will be accessible shortly after the live call through 9:00 p.m. EDT, on August 10, 2005, by dialing 877-690-2094. International callers may dial 402-220-0649.

This press release and the attachment contain forward-looking statements regarding 2005 and 2006 guidance for earnings from operations per share for PG&E Corporation that are based on current expectations and assumptions which management believes are reasonable and on information currently available to management. These statements are necessarily subject to various risks and uncertainties. In addition to the risk that the assumptions on which the statements are based (including that Pacific Gas and Electric Company (Utility) earns an authorized return on equity of 11.22 percent, the second series of energy recovery bonds is issued in November 2005 in the approximate amount of $800 million, the Utility makes certain capital expenditures, and that PG&E Corporation repurchases additional shares of its common stock) prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include:

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  Unanticipated changes in operating expenses or capital expenditures, which may affect the Utility's ability to earn its authorized rate of return;

  The level and volatility of wholesale electricity and natural gas prices and supplies, the Utility's ability to manage and respond to the levels and volatility successfully, and the extent to which the Utility is able to timely recover increased costs related to such volatility;

  The operation of the Utility's Diablo Canyon nuclear power plant, which exposes the Utility to potentially significant environmental costs and capital expenditure outlays;

  The impact of current and future ratemaking actions of the California Public Utilities Commission (CPUC) and the Federal Energy Regulatory Commission (FERC), including the risk of material differences between forecasted costs used to determine rates and actual costs incurred;

  Whether the assumptions and forecasts underlying the Utility's CPUC-approved long-term electricity procurement plan prove to be accurate, the terms and conditions of the generation or procurement commitments the Utility enters into in connection with its plan, the extent to which the Utility is able to recover the costs it incurs in connection with these commitments, and the extent to which a failure to perform by any of the counterparties to the Utility's electricity purchase contracts or the California Department of Water Resources' contracts allocated to the Utility's customers affects the Utility's ability to meet its obligations or to recover its costs;

  The extent to which the CPUC or the FERC delays or denies recovery of the Utility's costs, including electricity purchase costs, from customers due to a regulatory determination that such costs were not reasonable or prudent or for other reasons, resulting in write-offs of regulatory balancing accounts;

  How the CPUC administers the capital structure, stand-alone dividend, and first priority conditions of the CPUC's decisions permitting the establishment of holding companies for the California investor-owned electric utilities;

  The impact of future legislative or regulatory actions or policies;

  The timing and resolution of the pending appeal of the bankruptcy court's confirmation of the Utility's plan of reorganization;

  The outcome of regulatory proceedings pending at the CPUC and the FERC, including the Utility's request for a revenue requirement to fund pension contributions that may be required in the future;

  The outcome of the litigation pending against the Utility in California state court involving allegations of injury allegedly caused by exposure to chromium at certain of the Utility's gas compressor stations and other pending litigation;

  Increased competition; and

  Other factors discussed in PG&E Corporation's SEC reports.

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PG&E Corporation
Condensed Consolidated Statements of Income
(Unaudited)

(in millions, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Operating Revenues
Electric	$1,780	$2,063	$3,439	$3,851
Natural gas	718	686	1,727	1,617

Total operating revenues	2,498	2,749	5,166	5,468

Operating Expenses
Cost of electricity	487	685	884	1,254
Cost of natural gas	347	278	967	857
Operating and maintenance	670	757	1,436	1,576
Recognition of regulatory assets	-	-	-	(4,900)
Depreciation, amortization and decommissioning	454	353	839	651
Reorganization professional fees and expenses	-	4	-	6

Total operating (gain) expenses	1,958	2,077	4,126	(556)

Operating Income	540	672	1,040	6,024
Reorganization interest income	-	-	-	8
Interest income	16	25	37	31
Interest expense	(131)	(176)	(292)	(406)
Other expense, net	(2)	(14)	(3)	(41)

Income Before Income Taxes	423	507	782	5,616
Income tax provision	156	135	297	2,211

Net Income	$267	$372	$485	$3,405

Weighted Average Common Shares Outstanding, Basic	370	397	379	395

Net Earnings Per Common Share, Basic	$0.70	$0.89	$1.25	$8.22

Net Earnings Per Common Share, Diluted	$0.70	$0.88	$1.23	$8.03

Dividends Declared Per Common Share	$0.30	$-	$0.60	$-

Source: PG&E Corporation's and Pacific Gas and Electric's Condensed Consolidated Financial Statements and Notes thereto included in PG&E Corporation's and Pacific Gas and Electric Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

Earnings Summary
Second Quarter and Year-to-Date, 2005 vs. 2004
(in millions, except per share amounts)

	Three months ended June 30,				Six months ended June 30,

	Earnings (Loss)		Earnings (Loss) per Common Share (Diluted)		Earnings (Loss)		Earnings (Loss) per Common Share (Diluted)
	2005	2004	2005	2004	2005	2004	2005	2004

Pacific Gas and Electric Company and Holding Company [1]
Pacific Gas and Electric Company	$266	$307	$0.70	$0.72	$494	$488	$1.25	$1.15
Holding Company	(4)	(9)	(0.01)	(0.02)	(6)	(14)	(0.01)	(0.03)

Earnings from Operations	262	298	0.69	0.70	488	474	1.24	1.12

Items Impacting Comparability [2]
Implementation of Electric Industry Restructuring	-	-	-	-	-	2,950	-	6.96
2003 GRC Settlement	-	120	-	0.28	-	120	-	0.28
Energy Crisis/ Chapter 11 Interest Costs	5	(26)	0.01	(0.06)	(3)	(83)	(0.01)	(0.20)
Dividend Participation Rights	-	(20)	-	(0.04)	-	(39)	-	(0.09)
Other	-	-	-	-	-	(17)	-	(0.04)

Total	5	74	0.01	0.18	(3)	2,931	(0.01)	6.91

PG&E Corporation Earnings on a GAAP basis	$267	$372	$0.70	$0.88	$485	$3,405	$1.23	$8.03

[1]	Earnings from operations exclude items impacting comparability as noted in the following discussion.
[2]	Items impacting comparability reconcile earnings from operations with consolidated net income as reported in accordance with generally accepted accounting principles, or GAAP.

DISCUSSION ON EARNINGS SUMMARY TABLE:
1.

Earnings from operations for PG&E Corporation excludes items impacting comparability, as discussed below. On a GAAP basis, PG&E Corporation earned $267 million for the three months ended June 30, 2005 and $372 million for the three months ended June 30, 2004. For the six months ended June 30, 2005, the Corporation earned $485 million on a GAAP basis and $3,405 million for the six months ended June 30, 2004.

On a GAAP basis, the Utility earned $272 million for the three months ended June 30, 2005 and $408 million for the three months ended June 30, 2004. For the six months ended June 30, 2005, the Utility earned $491 million on a GAAP basis and $3,474 million for the six months ended June 30, 2004.

2.

Items impacting comparability for the three months ended June 30, 2005 include the recovery of net incremental interest costs incurred by the Utility after February 10, 2005, the date of issuance of the first series of Energy Recovery Bonds, of approximately $5 million ($0.01 per common share), after-tax, related to remaining generator disputed claims in the Utility's Chapter 11 proceeding. These costs are now recoverable as a result of a California Public Utilities Commission, or CPUC, decision on May 4, 2005.

3.	Items impacting comparability for the three months ended June 30, 2004 include:
a)

The Utility's recognition of a gain of approximately $120 million ($0.28 per common share), after-tax, related to the 2003 impact and regulatory asset recognition resulting from the CPUC decision in the Utility's 2003 General Rate Case, or GRC decision, on May 27, 2004;

b)

The net effect of incremental interest costs of $20 million ($0.05 per common share), after-tax, from the increased amount and cost of debt resulting from the California energy crisis and the Utility's Chapter 11 filing;

c)

Increased costs of $6 million ($0.01 per common share), after-tax, related to the Chapter 11 filings of the Utility and National Energy & Gas Transmission, Inc., or NEGT. These costs generally consist of external legal consulting fees, financial advisory fees and other related costs and payments; and

d)

A change in the market value of non-cumulative dividend participation rights of $20 million ($0.04 per common share), after-tax, related to the Holding Company's $280 million of 9.5% Convertible Subordinated Notes.

4.

Items impacting comparability for the six months ended June 30, 2005 include the net effect of incremental interest costs of approximately $3 million ($0.01 per common share), after-tax incurred by the Utility through February 10, 2005 and related to generator disputed claims in the Utility's Chapter 11 proceeding, which are not considered recoverable.

5.	Items impacting comparability for the six months ended June 30, 2004 include:
a)

The Utility's recognition of a gain of approximately $2,950 million ($6.96 per common share), after-tax, related to the establishment of regulatory assets contemplated in the December 19, 2003 settlement agreement, or Settlement Agreement, entered into between the Utility, PG&E Corporation and the California Public Utilities Commission, or CPUC, to resolve the Utility's Chapter 11 proceeding;

b)

The Utility's recognition of a gain of approximately $120 million ($0.28 per common share), after-tax, related to the 2003 impact and regulatory asset recognition resulting from the CPUC decision in the Utility's 2003 GRC decision on May 27, 2004;

c)

The net effect of incremental interest costs of $73 million ($0.17 per common share), after-tax, from the increased amount and cost of debt resulting from the California energy crisis and the Utility's Chapter 11 filing;

d)

Increased costs of $10 million ($0.03 per common share), after-tax, related to the Chapter 11 filings of the Utility and National Energy & Gas Transmission, Inc., or NEGT. These costs generally consist of external legal consulting fees, financial advisory fees and other related costs and payments;

e)

A change in the market value of non-cumulative dividend participation rights of $39 million ($0.09 per common share), after-tax, related to the Holding Company's $280 million of 9.5% Convertible Subordinated Notes; and

f)

The Utility's recognition of $17 million ($0.04 per common share), after-tax, in charges related to obligations to invest in clean energy technology and donate land, included in the Settlement Agreement.

2005 Earnings per Common Share Guidance

	Low	High

Total EPS from Operations	$2.20	$2.30

Estimated Items Impacting Comparability:
Incremental interest expense [1]	(0.01)	(0.01)

Total EPS on a GAAP Basis	$2.19	$2.29

[1]

The net effect of incremental interest costs incurred by the Utility through February 10, 2005 and related to generator disputed claims in the Utility's Chapter 11 proceeding, which are not considered recoverable.

2006 Earnings per common Share Guidance

	Low	High

Total EPS from Operations	$2.35	$2.45

Estimated Items Impacting Comparability:	0.00	0.00

Total EPS on a GAAP Basis	$2.35	$2.45

Management's statements regarding 2005 and 2006 guidance for earnings from operations per share for PG&E Corporation constitute forward-looking statements that are based on current expectations and assumptions which management believes are reasonable. These statements are necessarily subject to various risks and uncertainties. In addition to the risk that the assumptions on which the statements are based (including that the Utility earns an authorized return on equity of 11.22%, that the second series of energy recovery bonds is issued in November 2005 in the approximate amount of $800 million, that the Utility makes certain capital expenditures, and that PG&E Corporation repurchases additional shares of its common stock) prove to be inaccurate, many factors could cause actual results to differ materially from those contemplated by the forward-looking statements. These factors are noted in PG&E Corporation's and Pacific Gas and Electric Company's Current Report on Form 8-K dated August 3, 2005 and are discussed in their combined Annual Report on Form 10-K for the year ended December 31 2004 and their Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.